Exhibit 4 (c) (vi)

SMITH & NEPHEW PLC

THE SMITH & NEPHEW 2001 UK

APPROVED SHARE OPTION PLAN

Inland Revenue Ref No X21778

This is a copy of the rules of

The Smith & Nephew 2001 UK Approved Share Option Plan

as amended from time to time

RULES OF

THE SMITH & NEPHEW 2001 UK APPROVED SHARE OPTION PLAN

1.	THIS PLAN

1.1	This Plan is an employees’ share scheme approved by ordinary resolution of the shareholders of the Company and established by resolution of the directors of the Company on 4 April 2001, and was approved by the Inland Revenue pursuant to s185 and Schedule 9 of the Taxes Act on 10 April 2001.

1.2	In this Plan the following words and expressions shall have the meanings given below and words and expressions not otherwise defined shall have the same meanings as in section 187 of the Taxes Act and Schedule 9:-

“Announcement”	the preliminary announcement to the London Stock Exchange of the annual or half yearly results of the Company for a year

“the Approval Date”	the date on which the Company receives notice that this Scheme has been approved by the Inland Revenue pursuant to Schedule 9

“Associated Company”	subject to Rule 8.3, any company which, in relation to the Company, is an associated company as that term is defined in section 416 of the Taxes Act except that, for the purposes of this Plan, subsection (1) of that section shall have effect with the omission of the words “or at any time within one year previously”

“the Auditors”	the auditors for the time being of the Company or in the event of there being joint auditors, such one of them as the Committee may decide

“Close Company”	has the same meaning as in Chapter I of Part XI of the Taxes Act SAVE THAT in determining whether a company is a close company for the purposes of this Scheme, sections 414(1)(a) and 415 of that Act shall be disregarded

“the Committee”	the Remuneration Committee of the Directors, or such other committee comprising a majority of non-executive directors of the Company to which the Directors delegate responsibility for the operation of this Plan or following a change of control of the Company, those persons who comprised the Remuneration Committee or such other committee of the Directors immediately before such change of control

“the Company”	Smith & Nephew plc (registered in England no. 324357)

“control”	has the meaning given in section 840 of the Taxes Act

“Daily Official List”	the Daily Official List of the London Stock Exchange

“the Date of Grant”	in relation to any Option, means the date on which that Option is granted in accordance with Rule 2.8

“Dealing Day”	a day on which the London Stock Exchange is open for business

“the Directors”	the board of directors of the Company or a duly authorised committee of the directors

“Eligible Employee”

(a)    an employee of a Participating Company who is a director of any Participating Company and required under his contract of employment to work for not less than 25 hours per week (excluding meal breaks) disregarding holiday entitlement; or

(b)    any other employee of a Participating Company

“other Employees’ Share Scheme”

(a)    the Smith & Nephew 1985 Share Option Scheme;

(b)    the Smith & Nephew 1990 International Executive Share Option Scheme;

(c)    the Smith & Nephew Employee Share Option Scheme;

(d)    the Smith & Nephew 1991 Overseas Employee Share Option Plan; and

(e)    any other employee share option or share incentive scheme (except this Plan) established by the Company under which shares may be issued by the Company

“the Exercise Price”	the price per Share payable upon the exercise of an Option (as determined in accordance with Rule 3)

“Good Reason”

means, in relation to an Optionholder ceasing to hold office or employment within the Group, ceasing to do so by reason of:-

(a)    injury, ill-health or disability (evidenced to the satisfaction of the Committee); or

(b)    dismissal by reason of redundancy (within the meaning of the Employment Rights Act 1996); or

(c)    retirement on or after reaching the age of 65 or the age at which the Optionholder is anticipated to retire in accordance with the terms of his contract of employment; or

(d)    the fact that the office or employment by virtue of which he is eligible to participate in this Plan relates to a business or part of a business which is transferred to a person who is neither an Associated Company nor a member of the Group; or

(e)    the fact that the company with which he holds the office or employment by virtue of which he is eligible to participate in this Plan is no longer a member of the Group or an Associated Company

“the Grantor”	in relation to an Option, the Company or such other person as intends to grant or has granted that Option

“the Group”	the Company and any company which is for the time being a Subsidiary

“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003

“Jointly-owned Company”	a company (and any subsidiary as defined in section 736 of the Companies Act 1985 of such a company) of which the whole of the issued ordinary share capital is jointly owned by a member of the Group and another person (not being a member of the Group) but which is not a Subsidiary and is not under the control of such other company

“Key Feature”	a provision of this Plan which is necessary to comply with the requirements of Schedule 4

“the London Stock Exchange”	London Stock Exchange plc

“Market Value”	in relation to any Share in respect of which an Option is to be, or has been, granted means the average of the middle market quotations of a Share as derived from the Daily Official List for the 3 consecutive Dealing Days last preceding the Date of Grant

“Material Interest”	has the meaning given in paragraph 10 of Schedule 4

“the Model Code”	the code adopted by the Company which contains provisions similar in purpose and effect to the provisions of the Model Code for Securities Transactions by Directors of Listed Companies issued by the UK Listing Authority from time to time

“a New Joiner Option”	the first Option granted to an individual after he first becomes an Eligible Employee

“NICs”	National Insurance Contributions

“NI Regulations”	the laws, regulations and practices currently in force relating to liability for, and the collection of, NICs

“Option”	a right to acquire Shares granted in accordance with and subject to the rules of this Plan which has not lapsed and ceased to be exercisable

“Option Certificate”	a certificate issued pursuant to Rule 2.8 evidencing the grant of an Option

“Option Gain”	the amount of any gain realised upon the exercise, or acquisition of Shares pursuant to, an Option, being a gain that is treated as remuneration derived from the Optionholder’s employment by virtue of section 4(4)(a) of the Social Security Contributions and Benefits Act 1992

“Optionholder”	a person who has been granted an Option or, if that person has died and where the context requires, his Personal Representatives

“Optionholder’s Employer”	in relation to an Optionholder, such member of the Group as is the Optionholder’s employer or, if he has ceased to be employed within the Group, was his employer or such other member of the Group, or other person as, under the PAYE Regulations or, as the case may be, the N.I. Regulations, or any other statutory or regulatory enactment (whether in the United Kingdom or any other jurisdiction) is obliged to account for any Option Tax Liability

“Option Shares”	the Shares over which an Option subsists

“Option Tax Liability”	in relation to an Optionholder, means any liability of the Optionholder’s Employer to account to the Inland Revenue or other tax authority for any amount of, or representing, income tax or NICs

(which shall, to the extent provided for in Rule 2.10 include secondary Class I NICs) or any equivalent charge in the nature of tax or social security contributions (whether under the laws of the United Kingdom or of any other jurisdiction) which may arise upon the exercise of, or the acquisition of Shares pursuant to, an Option

“Ordinary Share Capital”	the issued ordinary share capital of the Company other than fixed-rate preference shares

“Participating Company”	a member of the Group to which the Directors have resolved that this Plan shall extend for the time being

“PAYE Regulations”	means the rules and regulations governing the obligation of an employer or other person to account for income tax as mentioned in ITEPA or regulations made under section 684 of Part 11 of ITEPA

“Performance Option”	an Option the exercise of which is normally subject to the attainment of a Performance Target

“Performance Period”	in relation to an Option, the period over which performance is to be judged for the purpose of determining whether, or to what extent, a Performance Target is met or, in the case of an Option which is not a Performance Option, the period of 3 years beginning with the Date of Grant or such other period as the Grantor shall specify at the time of grant of the Option

“Performance Target”	the condition or conditions imposed on the exercise of an Option pursuant to Rule 6 as varied from time to time

“Personal Representatives”	in relation to an Optionholder, the personal representatives of the Optionholder (being either the executors of his will to whom a valid grant of probate has been made or, if he dies intestate, the duly appointed administrator(s) of his estate) who have produced to the Company evidence of their appointment as such

“this Plan”	The Smith & Nephew 2001 UK Approved Share Option Plan as set out in these rules and amended from time to time pursuant to Rule 18

“Schedule 4”	Schedule 4 to ITEPA

“Shares”	fully-paid ordinary shares in the capital of the Company which satisfy the requirements of paragraphs 16-20 (inclusive) of Schedule 4

“Subscription Option”	a right to subscribe for Shares granted in accordance with and subject to the rules of this Plan

“Subsidiary”	any company which is for the time being a subsidiary (as defined in section 736 of the Companies Act 1985) of the Company and under the control of the Company

“the Taxes Act”	the Income and Corporation Taxes Act 1988

“UK Listing Authority”	the Financial Services Authority in its capacity as the competent authority for the purposes of Part IV of the Financial Services Act 1986

“year”	a financial year of the Company

1.3	For the purposes of this Plan, unless the context otherwise requires:-

(a)	references to an Option vesting or being or becoming vested in respect of any number or proportion of the Shares over which it subsists are to be read as references to the Option becoming capable of being exercised either immediately or, subject to the Optionholder continuing to hold office or employment within the Group (or with any Associated Company), at some future time in respect of such Shares;

(b)	references to Shares in respect of which an Option subsists at any time are to be read and construed as references to the Shares over which the Option is then held (and in respect of which it has not then lapsed and ceased to be exercisable);

(c)	any reference to any enactment includes a reference to that enactment as from time to time modified extended or re-enacted;

(d)	words denoting the masculine gender shall include the feminine;

(e)	words denoting the singular shall include the plural and vice versa; and

(f)	references to rules, schedules and appendices are to the rules, schedules and appendices of this Plan and no account should be taken of the rule headings which have been inserted for ease of reference only.

2.	GRANT OF OPTIONS

Eligibility

2.1	Subject to the following provisions of this Rule 2, the Committee shall have an absolute discretion as to the selection of persons to whom Options may be granted.

2.2	An Option may only be granted to an Eligible Employee.

2.3	An Option shall not be granted to any individual at any time when he has, or has within the preceding 12 months had, a Material Interest in a Close Company being either the

Company or a company which has control of the Company or is a member of a consortium which owns the Company.

Time of grant

2.4	An Option may only be granted:-

(a)	during the period ending 42 days after the Approval Date, and thereafter

(b)	during the period of 42 days beginning with the fourth Dealing Day following an Announcement; or

(c)	within a period of 28 days immediately after the person to whom it is granted first becomes an Eligible Employee; or

(d)	at any other time but only if, in the opinion of the Committee, the circumstances are exceptional.

2.5	If the Grantor is restricted by statute, order or regulation (including any regulation, order or requirement imposed on the Company by the London Stock Exchange or any other regulatory authority) from granting an Option within any period as mentioned in Rule 2.4, the Grantor may, subject to Rule 2.6, grant an Option at any time during the period of 42 days (or, in the circumstances referred to in Rule (c), 28 days) beginning with the date on which all such restrictions are removed.

2.6	An Option may not be granted at any time if to do so would be a breach of the Model Code.

2.7	No Option may be granted after 4 April 2011.

Manner of grant

2.8	An Option shall be granted by the Grantor executing as a deed and issuing to the Optionholder an Option Certificate which specifies:-

(a)	the Date of Grant;

(b)	the number of Option Shares;

(c)	the Exercise Price;

(d)	the Performance Target (if any) imposed pursuant to Rule 6 or any other condition imposed under Rule 2.12;

(e)	the last date on which the Option may be exercised by reason of Rule 9.1;

(f)	that it is a condition of exercise of the Option that the Optionholder agrees to indemnify the Grantor and the Optionholder’s Employer in respect of any Option Tax Liability and is otherwise in such form as the Grantor may from time to time specify.

2.9

Unless the Grantor otherwise determines in relation to the grant of Options on any occasion, any person to whom an Option is granted must confirm his acceptance of such grant by executing as a deed and delivering to the Grantor a duly completed form of acceptance in such form as the Grantor may from time to time specify and if no such form of acceptance is received by the Grantor within the period of 30 days after the Date of Grant (or such later time as the Grantor may notify to the Optionholder at the Date of Grant) the Option shall thereupon lapse and cease to be exercisable.

2.10	Subject to Rule 2.11, in accepting the grant of an Option the Optionholder shall, if required by the Grantor, agree with and undertake to the Company and any other company which is the Optionholder’s Employer that:-

2.10.1	the Optionholder’s Employer may recover from the Optionholder as mentioned in Rule 10.6, the whole or any part of any secondary Class I NICs payable in respect of any Option Gain; and

2.10.2	the Optionholder shall join with the Optionholder’s Employer in making an election (in such terms and such form and subject to such approval by the Inland Revenue as provided in paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992) for the transfer to the Optionholder of the whole, or such part as the Company may determine, of any liability of the Optionholder’s Employer to secondary Class I NICs on any Option Gain.

2.11	The provisions of Rule 2.10 shall apply only in relation to Options granted after the date on which this Scheme was amended to include the provisions of that rule.

2.12	The Directors may specify that the exercise of any Option shall be subject to such other objective conditions (in addition to any Performance Target) as may be specified in the Option Certificate at the time of grant.

2.13	An Option shall not be granted by any person other than the Company without the prior approval of the Directors.

2.14	An Option shall not be granted to a director of the Company without the prior approval of the Committee.

3.	EXERCISE PRICE

3.1	Subject to Rule 3.2 and any adjustment being made pursuant to Rule 17, the Exercise Price of an Option shall be determined by the Committee (with the prior consent of the Grantor, if appropriate) but shall be not less than Market Value.

3.2	The Exercise Price of a Subscription Option shall not (except as mentioned in sub-paragraph (c)(iii) of Rule 17.1) in any event be less than the nominal value of a Share.

4.	RELATIONSHIP WITH CONTRACT OF EMPLOYMENT

4.1	The grant of an Option does not form part of the Optionholder’s entitlement to remuneration or benefits pursuant to his contract of employment nor does the existence of a contract of employment between any person and the Company or any present or past Subsidiary or Associated Company, give such person any right or entitlement to have an Option granted to him in respect of any number of Shares or any expectation that an Option might be granted to him whether subject to any conditions or at all.

4.2	The rights and obligations of an Optionholder under the terms of his contract of employment with the Company or any present or past Subsidiary or Associated Company shall not be affected by the grant of an Option or his participation in this Plan.

4.3	The rights granted to an Optionholder upon the grant of an Option shall not afford the Optionholder any rights or additional rights to compensation or damages in consequence of the loss or termination of his office or employment with the Company or any present or past Subsidiary or Associated Company for any reason whatsoever (whether or not such termination is ultimately held to be wrongful or unfair).

4.4	An Optionholder shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to exercise an Option in consequence of the loss or termination of his office or employment with the Company or any present or past Subsidiary or Associated Company for any reason whatsoever (whether or not termination is ultimately held to be wrongful or unfair).

5.	NON-TRANSFERABILITY OF OPTIONS

5.1	During his lifetime only the individual to whom an Option is granted may exercise that Option.

5.2	An Option shall immediately lapse and cease to be exercisable if:-

(a)	it is transferred or assigned (other than to the Personal Representatives of the Optionholder), mortgaged, charged or otherwise disposed of by the Optionholder; or

(b)	the Optionholder is adjudged bankrupt or an interim order is made because he intends to propose a voluntary arrangement to his creditors under the Insolvency Act 1986; or

(c)	the Optionholder makes or proposes a voluntary arrangement under the Insolvency Act 1986, or any other scheme or arrangement in relation to his debts, with his creditors or any section of them; or

(d)	the Optionholder is otherwise deprived (except on death) of the legal or beneficial ownership of the Option by operation of law or doing or omitting to do anything which causes him to be so deprived.

6.	PERFORMANCE TARGETS

6.1	Except in the case of a New Joiner Option, an Option which is not a Performance Option may only be granted if the Directors are satisfied that individual performance targets set in relation to the year preceding the Date of Grant have been met or exceeded.

6.2	When an Option is granted, the Grantor may determine and specify in the Option Certificate that the exercise of such Option shall be conditional upon the attainment of such one or more targets relating to the performance of the Company and, if the Committee so determines, upon the performance of a Subsidiary and/or division and/or the Optionholder measured over such period and against such objective criteria as may be determined by the Committee PROVIDED THAT, subject to Rules 6.4 and 6.5 the question of whether an Option can or cannot be exercised on any occasion shall not be determined or determinable at the discretion of any person.

6.3	Any such Performance Target may provide that the Option shall become vested in respect of a given number or proportion of the Shares over which it subsists according to whether, and the extent to which, any given Performance Target is met or exceeded.

6.4	After an Option has been granted the Committee may (with the consent of the Grantor, where appropriate), in appropriate circumstances, amend the Performance Target PROVIDED THAT no such amendment shall be made unless an event has occurred or events have occurred in consequence of which the Committee reasonably considers that the terms of the existing Performance Target should be so amended for the purpose of ensuring that either the objective criteria against which the performance of the Company and/or any Subsidiary or division and/or the Optionholder will then be measured will be a fairer measure of such performance or that any amended Performance Target will afford a more effective incentive to the Optionholder and will be no more difficult to satisfy than was the original Performance Target when first set.

6.5	After an Option has been granted the Committee (with the consent of the Grantor, where appropriate) may, in appropriate circumstances, waive in whole or in part any requirement that a Performance Target be met as a condition of exercise of such Option PROVIDED THAT no such waiver shall be made unless an event or events have occurred in consequence of which the Committee reasonably considers that the terms of the existing Performance Target no longer afford an effective incentive to the Optionholder.

6.6	The Directors shall, within the period of 60 days beginning with either the end of the Performance Period or, if later, the Announcement for the last year of the Performance Period, notify the Grantor, if it is not the Company, and the Optionholder of the number or proportion of the Option Shares (if any) in respect of which the Option lapses and ceases to be exercisable in consequence of a Performance Target not being met.

6.7	If, in consequence of a Performance Target being met, an Option becomes vested in respect of some but not all of the Shares over which it is held, it shall thereupon lapse and cease to be exercisable in respect of the balance of the Option Shares.

6.8	A Performance Target imposed pursuant to this Rule 6 shall not apply in relation to the exercise of a right to acquire shares granted (as mentioned in Rule 16.4) in consequence of a change of control of the Company.

6.9	The number of Shares in respect of which an Option shall become vested on any occasion shall be rounded to the nearest whole number.

7.	OVERALL LIMITS ON THE GRANTING OF OPTIONS

10% in 10 years for all plans

7.1	The number of Shares in respect of which Subscription Options may be granted in any year, when added to:-

(a)	the number of Shares in respect of which Subscription Options have previously been granted (and which, if not exercised, have not ceased to be exercisable); and

(b)	the number of Shares issued or in respect of which rights to subscribe for Shares have previously been granted (and which have neither been exercised, nor have ceased to be exercisable) pursuant to any other Employees’ Share Scheme in that year and the preceding nine years shall not exceed 10 per cent of the Ordinary Share Capital.

5% in 10 years for executive plans

7.2	The number of Shares in respect of which Subscription Options may be granted in any year, when added to:-

(a)	the number of Shares in respect of which Subscription Options have previously been granted (and which, if not exercised, have not ceased to be exercisable); and
(b)	the number of Shares issued or in respect of which rights to subscribe for Shares have previously been granted (and which have neither been exercised, nor have ceased to be exercisable) pursuant to any other executive share option or incentive plan in that year and the preceding nine years shall not exceed 5 per cent of the Ordinary Share Capital.

8.	STATUTORY LIMIT ON THE GRANT OF OPTIONS

Statutory limitation

8.1	The number of Shares in respect of which an Option is granted to an Eligible Employee shall be limited, and such Option shall take effect so that the aggregate Market Value of Shares which may be acquired upon the exercise of that Option, when added to:-

(a)	the aggregate Market Value of Shares in respect of which Options have previously been granted (and have not then been exercised nor ceased to be exercisable); and

(b)	the aggregate Market Value of Shares in respect of which rights to acquire such Shares have been obtained by that Eligible Employee under any other share option scheme approved under Schedule 9 of the Taxes Act or Schedule 4, in either case (not being a savings-related share option scheme) which has been established by the Company or by any company which, in relation to the Company, is an Associated Company (and have not then been exercised nor ceased to be exercisable)

shall not exceed or further exceed £30,000 or such other limit as may from time to time be specified in the legislation governing Inland Revenue approved share option schemes.

8.2	For the purposes of this Rule 8 the market value of Shares in respect of which other rights to acquire Shares have been granted shall have the same meaning as in Part VIII of the Taxation of Chargeable Gains Act 1992 and shall be calculated as at the time such other rights were granted.

8.3	For the purposes of Rule 8.1 “Associated Company” shall have the meaning given in section 416 of the Taxes Act.

9.	EXERCISE OF OPTIONS

9.1	Notwithstanding any other provision of this Plan, an Option shall not in any event be exercisable on or after the tenth anniversary of the Date of Grant or such earlier date as the Grantor may specify when the Option is granted.

9.2	Save as otherwise provided in the following provisions of this Rule 9 and Rules 11 and 16, a Performance Option may only be exercised after the Directors have given notice to the Optionholder as mentioned in Rule 6.6.

9.3	Except as otherwise provided in the following provisions of this Rule 9 and Rule 16, an Option may not be exercised at any time unless the Optionholder then holds office or employment with a member of the Group or an Associated Company or a Jointly-owned Company.

9.4	An Option shall not be exercised at any time when the Optionholder has or has within the preceding 12 months had, a Material Interest in a Close Company being either the Company or a company which has control of the Company or is a member of a consortium which owns the Company.

9.5	Save as otherwise provided in Rule 6 and in the following provisions of this Rule 9 and Rules 11 to 16, an Option may be exercised only in respect of such proportions of the Option Shares and at such times as the Grantor shall determine and specify in the Option Certificate.

9.6	An Option may not be exercised on any occasion if such exercise would not be in compliance with the Model Code.

Injury, ill-health, disability, redundancy, retirement etc

9.7	If an Optionholder ceases to hold office or employment within the Group for a Good Reason then, subject to Rule 9.10:-

9.7.1	an Option granted to him at any time prior to 3 August 2004 may, within the period of 6 months beginning with the date of such cessation, be exercised in respect of:-

(a)	Shares in respect of which the Option was vested immediately before the Optionholder so ceased to hold office or employment within the Group (or if, in the case of a Performance Option the Optionholder so ceases after the end of the Performance Period but before the date on which the Optionholder is notified as mentioned in Rule 6.6, such of the Option Shares in respect of which the Option becomes vested when such notification is given); and

(b)	if the Optionholder so ceased to hold office or employment within the Group before the end of the Performance Period, a proportion (corresponding to such proportion of the Performance Period as fell before the date of such cessation) of such of the Option Shares (if any) in respect of which the Option is then deemed to be vested as mentioned in Rule 9.13;

9.7.2	an Option granted on or after 3 August 2004 may:-

(a)	if such cessation occurs after the end of the Performance Period, be exercised within the period of 6 months (or, for an Option granted on or after 1 February 2005 and if the Committee so decides, such longer period not exceeding 18 months as the Committee may determine) beginning with the date of such cessation (or, if later, the third anniversary of the Date of Grant), but only in respect of Option Shares in respect of which the Option has become vested;

(b)	if such cessation occurs during the Performance Period, be retained and exercised within the period of 6 months (or, for an Option granted on or after 1 February 2005 and if the Committee so decides, such longer period not exceeding 18 months as the Committee may determine) beginning with the third anniversary of the Date of Grant, or such longer period (not exceeding 12 months beginning with the third anniversary of the Date of Grant) as the Committee may determine, but only in respect of:-

(i)	a proportion, corresponding to such proportion of the Performance Period as fell before the date of such cessation, of the Option Shares in respect of which the Option has become vested; and

(ii)	if, in the exercise of their discretion (acting fairly and reasonably), the Directors (with the consent of the Grantor, where appropriate) so determine, such additional number, or additional proportion, of the Option Shares in respect of which the Option has become vested as may be notified to the Optionholder.

If and to the extent that an Option is not exercised within the relevant period, as mentioned in Rule (a) or (b), such Option shall lapse and cease to be exercisable at the end of such period.

Leaving for other reasons

9.8	If an Optionholder gives or receives notice to terminate his office or employment with any member of the Group or any Associated Company or ceases to hold office or employment within the Group or any Associated Company for any reason other than those set out in Rules 9.7 or 9.9 then, subject to Rules 9.10 and 16, an Option granted to him may only be exercised (if at all) in relation to such proportion of the Option Shares, and (subject to Rule 9.1) within such period, as the Committee shall (with the consent of the Grantor, if appropriate) determine and notify to the Optionholder and shall otherwise lapse and cease to be exercisable SAVE THAT:-

(a)	unless such determinations have been made by the Committee within the period of three months beginning with the date on which the Optionholder so ceases (or, if earlier, gives or is given notice of such cessation) then such Option may not be exercised and shall be deemed to have lapsed and ceased to be exercisable as from the date of such cessation or, if earlier, the date on which notice of such termination was given or received; and

(b)	in relation to a Performance Option, unless the Committee is of the opinion that the Performance Target is then likely to be met in full, such proportion of the Option Shares shall not exceed such proportion of the Performance Period as fell before the date of such cessation.

Death in service

9.9	If an Optionholder dies in service an Option granted to him may be exercised by his Personal Representatives within the period of 12 months beginning with the date of his death in respect of all of the Option Shares and the Option shall lapse and cease to be exercisable at the end of that period of 12 months.

Death after leaving

9.10	If an Optionholder dies after ceasing to hold office or employment within the Group, his Personal Representatives:-

9.10.1	may exercise any Option granted prior to 3 August 2004 (which has not lapsed and ceased to be exercisable) within the period of 12 months beginning with the date of death in respect of such of the Option Shares over which it could have been exercised immediately before the Optionholder died and shall lapse and cease to be exercisable at the end of that period;

9.10.2	may exercise any Option granted on or after 3 August 2004:-

(a)	within the period of 12 months beginning with the date of death in respect of such of the Option Shares over which it could have been exercised immediately before the Optionholder died; or

(b)	if, in relation to a Performance Option, the Optionholder dies before the end of the Performance Period, and the Option was not, immediately before his death, capable of exercise in respect of any of the Option Shares within the period of 12 months beginning with the date of death, but only in respect of:-

(i)	a proportion, corresponding to such proportion of the Performance Period as fell before the date of such cessation, of such of the Option Shares in respect of which the Option is deemed to be vested at the date of death; and

(ii)	if, in the exercise of their discretion (acting fairly and reasonably), the Directors (with the consent of the Grantor, where appropriate) so determine, such additional number, or additional proportion, of such of the Option Shares in respect of which the Option is deemed to be vested at the date of death.

9.11	For the purposes of this Rule 9 an Optionholder shall not be treated as having ceased to hold office or employment within the Group unless and until he no longer holds any office or employment with any member of the Group or with any Associated Company or any Jointly-owned Company.

9.12	A female Eligible Employee whose office or employment has been terminated in circumstances such that, pursuant to the Employment Rights Act 1996 she has a right to return to work, shall be deemed for the purposes of this Rule 9 as not having ceased to hold office or employment within the Group or with any Associated Company until such time as she is no longer capable, pursuant to that Act, of exercising a right to return to work and shall be deemed not to have ceased to hold such office or employment if she exercises that right.

9.13	For the purposes of Rule 9.10 an Option shall be deemed to be vested only if and to the extent that the Committee is of the opinion that the performance of the Company, judged as at the date of death, is such that the Performance Target is likely to be met to a particular extent so that a given percentage of the Option Shares would be likely to become vested, and accordingly the Option may only be exercised in respect of the said proportion of such percentage of the Option Shares.

10.	MANNER OF EXERCISE OF OPTIONS

10.1	An Option shall be exercised only by the Optionholder serving a written notice upon the Grantor which:-

(a)	specifies the number of Shares in respect of which that Option is exercised which in any event shall not:-

(i)	exceed the number of Shares in respect of which that Option subsists and which have not been specified for this purpose in a prior notice served by the Optionholder in accordance with this Rule 10; nor

(ii)	be less than 1000 Shares or, if less, the number of Shares over which the Option subsists and has vested; and

(b)	is accompanied by payment of an amount equal to the product of the number of Shares specified in the notice and the Exercise Price; and

(c)	unless the Committee (or the Grantor, as appropriate) otherwise permits, is accompanied by the Option Certificate in respect of that Option and is otherwise in such form as the Committee (with the agreement of the Grantor, where appropriate) may from time to time determine.

10.2	The Optionholder shall indemnify the Grantor and the Optionholder’s Employer against any liability of any such person to account for any Option Tax Liability in respect of anything done pursuant to this Scheme.

10.3	Upon receipt of a notice of exercise of an Option, the Grantor (if it is not the Company) shall as soon as practicable notify the Company of the name of the Optionholder and the number of Shares in respect of which the Option is exercised on that occasion.

10.4	Upon receipt of a notice as mentioned in Rule 10.3 the Company shall, as soon as practicable, notify the Optionholder’s Employer of the amount of any Option Tax Liability.

Satisfaction of Optionholder’s Option Tax Liability

10.5	If in any jurisdiction an Option Tax Liability arises on the exercise of, or acquisition of Shares pursuant to, an Option then, unless either:-

10.5.1	within the period of 30 days beginning with the date on which the Option is exercised, the Optionholder’s Employer is able to withhold the amount of such liability from payment of the Optionholder’s remuneration;

10.5.2	the Optionholder has indicated (either in the form of notice of exercise or in such other manner as the Company may specify) that he or she will make a payment to the Company of an amount equal to the Option Tax Liability and the Optionholder does, within 14 days of being notified by the Company of the amount of the Option Tax Liability, make such payment to the Company; or

10.5.3

the Optionholder has authorised (either in the form of notice of exercise or in such other manner as the Company may specify) the Grantor to the extent necessary to reimburse the Optionholder’s Employer, to sell as agent for the Optionholder (at the best price which can reasonably be expected to be obtained at the time of sale) a sufficient number of the Shares then acquired pursuant to such Option, and to procure payment to the Optionholder’s Employer out of the net proceeds of sale of such Shares (after deduction of all fees, commissions and expenses incurred in relation to such sale) of monies sufficient to satisfy the indemnity mentioned in Rule 10.2 the Grantor shall, to the extent necessary to reimburse the Optionholder’s Employer, have the right to sell as agent for the Optionholder (at the best price which can reasonably expect to be obtained at the time of sale) a sufficient number of the Shares then acquired in pursuance of such Option, and to procure payment to the Optionholder’s Employer, out of the net proceeds of sale of such Shares (after deduction of all fees, commissions and expenses incurred in relation to such sale), of monies sufficient to satisfy the indemnity mentioned in Rule 10.2.

10.6	Within the period of 30 days beginning with the date on which the Company receives a notice of exercise which complies with Rule 10.1, the Company (if it is the Grantor) shall allot transfer or procure the transfer, or the Grantor (if it is not the Company) shall transfer or procure the transfer to the Optionholder of such number of Shares as is specified in the notice.

10.7	If the Grantor is restricted from issuing, transferring or procuring the transfer of Shares upon the exercise of an Option by reason of any statutory, regulatory or other legal provision or rule or the Model Code or any other requirement or guidance issued by the London Stock Exchange or on behalf of institutional investors in the Company or any other body and which relates to dealings in Shares by directors or employees or any member of the Group, the Grantor shall not be obliged to issue, transfer or procure the transfer of Shares in consequence of such exercise until all such restrictions are lifted and shall do so within the period of 30 days thereafter.

10.8	Subject to Rule 10.9, as soon as reasonably practicable after allotting or procuring the transfer of any Shares pursuant to Rule 10.6, the Grantor shall procure:-

(a)	the issue to the Optionholder of a definitive share certificate or such acknowledgement of shareholding as is prescribed from time to time in respect of the Shares so allotted or transferred; and

(b)	where Shares are to be allotted and if on that date Shares of the same class are listed on the Daily Official List, that any Shares so allotted are admitted to the Daily Official List; and

(c)	if the Option remains partially unexercised, that either the relevant Option Certificate is amended so as to indicate the number of Shares in respect of which the Option subsists, or that the Optionholder is issued with a new Option Certificate which contains all the information which would have been contained in such amended Option Certificate.

10.9	Some or all of the Shares acquired upon the exercise of an Option may, if the Optionholder so requests, be issued or transferred to a nominee of the Optionholder provided that beneficial ownership of such Shares shall be vested in the Optionholder.

10.10	The allotment or transfer of any Shares under this Scheme shall be subject to the Memorandum and Articles of Association of the Company and to any necessary consents of any governmental or other authorities (whether in the United Kingdom or otherwise) under any enactments or regulations from time to time in force and it shall be the responsibility of the Optionholder to comply with any requirements to be fulfilled in order to obtain or obviate the necessity of any such consent.

10.11	All Shares allotted or transferred under this Scheme shall rank equally in all respects with the Shares for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of such allotment or transfer.

11.	DEMERGER

If notice is given to shareholders of the Company of a proposed demerger of the Company or of any Subsidiary, Options which are not capable of immediate exercise may then be exercised (notwithstanding that any Performance Period has not then ended) over such number or proportion of the Option Shares as the Committee (with the consent of the Grantor, if it is not the Company) may acting fairly, reasonably and objectively then determine and notify to Optionholders and within such period as the Committee may specify in such notice to Optionholders SAVE THAT no such notice to Optionholders shall be given unless the Auditors have confirmed in writing to the Grantor that (disregarding any Performance Target subject to which any Option is then exercisable) the interests of Optionholders would or might be substantially prejudiced if before the proposed demerger has effect Optionholders could not exercise their Options and be registered as the holders of the Shares thereupon acquired.

12.	STATUTORY RECONSTRUCTION OF THE COMPANY

12.1	If the court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation pursuant to section 425 of the Companies Act 1985 an Option may within the period commencing on the date on which the court sanctions the compromise or arrangement and ending with the date upon which it becomes effective be exercised (notwithstanding that any Performance Period has not then ended) over such number or proportion of the Option Shares as the Committee (with the consent of the Grantor, if it is not the Company) may then determine and notify to the Optionholder and to the extent that the Option remains unexercised when the compromise or arrangement becomes effective, the Option shall lapse.

12.2	In making any such determination as is mentioned in Rule 12.1 the Committee shall act fairly and reasonably and shall apply the same criteria to the holders of all Options granted on the same occasion.

13.	WINDING-UP OF THE COMPANY

13.1	If notice is given to holders of Shares of a resolution for the voluntary winding-up of the Company, an Option may, notwithstanding that any Performance Period has not then ended, be exercised in respect of all the Option Shares at any time before the commencement of the winding-up or within such other period as the Grantor notifies to the Optionholder.

13.2	An Option shall immediately lapse and cease to be exercisable upon the commencement of a winding-up of the Company.

14.	VOLUNTARY ARRANGEMENT

If a proposal is made to the Company and to its creditors for a voluntary arrangement under Part I of the Insolvency Act 1986, an Option may (notwithstanding that any Performance Period has not then ended) be exercised in respect of all of the Option Shares at any time not later than 14 days before the date of the meeting summoned in accordance with section 3 of the Insolvency Act 1986 and the Option shall thereafter lapse and cease to be exercisable.

15.	ADMINISTRATION ORDER

If an administration order is made in relation to the Company under Part II of the Insolvency Act 1986, an Option may (notwithstanding that any Performance Period has not then ended) be exercised in respect of all of the Option Shares within the period of 28 days after the administration order is made and the Option shall lapse and cease to be exercisable at the end of that period.

16.	CHANGE IN CONTROL

16.1	If, as a result of either:-

(a)	a general offer to acquire the whole of the Ordinary Share Capital which is made on a condition such that if it is satisfied the person making the offer will have control of the Company; or

(b)	a general offer to acquire all the shares in the Company of the same class as the Shares the Company shall come under the control of another person or persons, the Optionholder shall, whether or not he subsequently or in consequence of the change in control ceases to hold office or employment within the Group for any reason, be entitled to exercise his Option notwithstanding that any Performance Period has not then ended in respect of all of the Option Shares over which the Option subsists within the period of six months of the date when the person making the offer has obtained control of the Company and any condition subject to which the offer is made has been satisfied and to the extent that the Option is not exercised it shall, subject to Rules 16.2 and 16.4, lapse and cease to be exercisable at the end of that period.

16.2	If, before an option has lapsed and ceased to be exercisable, any person becomes entitled or bound to acquire shares in the Company under sections 428-430F (inclusive) of the Companies Act 1985, the optionholder shall be entitled to exercise his option notwithstanding that any Performance Period has not then ended in respect of all of the Option Shares over which the Option subsists at any time when that person remains so entitled or bound and, to the extent that the Option is not exercised, it shall, subject to clause 16.4, lapse and cease to be exercisable.

16.3	For the purposes of the preceding provisions of this Rule 16 a person shall be deemed to have control of the Company if he and others acting in concert with him have together obtained control of it.

16.4	If any company (in this rule referred to as “the acquiring company”):-

(a)	obtains control of the Company as mentioned in Rule 16.1; or

(b)	obtains control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985; or

(c)	becomes bound or entitled to acquire shares under sections 428 to 430F (inclusive) of the Companies Act 1985 an Optionholder may, at any time within the appropriate period as defined in Rule 16.5, by agreement with the acquiring company and notwithstanding that any Performance Target subject to which an Option is then exercisable is not then satisfied, release his rights under his Option in consideration of the grant to him of rights to acquire shares in the acquiring company or any other company falling within sub-paragraphs (b) or (c) of paragraph 10 of Schedule 9 (read and construed as if references in those provisions to the company were references to the acquiring company) PROVIDED THAT:-

(i)	such rights will be exercisable only in accordance with the provisions of this Scheme as it had effect immediately before the release of the rights referred to above (read and construed as mentioned in Rule 16.6); and

(ii)	the shares to which the new rights relate satisfy the provisions of paragraphs 10 to 14 (inclusive) of Schedule 9; and

(iii)	the total market value, immediately before such release, of the Shares in respect of which the Option then subsists is equal to the total market value, immediately after such grant, of the shares in respect of which the new rights are granted to the Optionholder; and

(iv)	the total amount payable by the Optionholder for the acquisition of shares upon exercise of the new rights is equal to the total amount that would have been payable for the acquisition of Shares upon exercise of the Option.

16.5	In Rule 16.4 “the appropriate period” means:-

(a)	in a case falling within Rule 16.4(a), the period of six months beginning with the time when the person making the offer has obtained control of the Company and any condition or conditions subject to which the offer is made has or have been satisfied or waived;

(b)	in a case falling within Rule 16.4(b), the period of six months beginning with the time when the court sanctions the compromise or arrangement; and

(c)	in a case falling within Rule 16.4(c), the period during which the acquiring company remains bound or entitled as mentioned in that paragraph.

16.6	For the purposes mentioned in Rule (i) the provisions of this Scheme shall be read and construed as if:-

(a)	references to “the Company” in Rules 1, 2, 4, 9, 10, 11, 16, 17, 19 and 20 were references to the company in respect of whose shares the new rights are granted;

(b)	references to “Shares” in Rules 1, 9, 10, 11, 16, 17, 18 and 20 were references to such shares;

(c)	references to “Option” in Rules 1, 2, 4, 5, 9, 10, 11, 16, 17, 18 and 20 were references to such rights;

(d)	references to “Optionholder” in Rules 1, 4, 5, 9, 10, 11, 16, 17, 18 and 19 were references to the persons to whom such rights are granted;

(e)	references to “Ordinary Share Capital” in Rules 1, 16, 17 and 18 were references to the ordinary share capital (other than fixed rate preference shares) of such company;

(f)	references to “the Exercise Price” in Rules 1, 10 and 17 were references to the price per share payable upon the exercise of such new rights

16.7	Rights granted pursuant to Rule 16.4 shall be regarded for the purposes of section 185 to the Taxes Act and Schedule 9 and for the purposes of the subsequent application of the provisions of this Scheme as having been granted on the Date of Grant of the corresponding rights as mentioned in Rule 16.4.

16.8	If, in consequence of the Company coming under the control of an Acquiring Company shares in respect of which an Option has been granted cease to satisfy the requirements of paragraphs 10—14 of Schedule 9, the Company may apply in writing to the Inland Revenue for Inland Revenue approval of this Scheme for the purposes of section 185 and Schedule 9 of the Taxes Act to be withdrawn and, in that event, these rules shall be read and construed as if in the definition of Shares the words “which satisfy the requirements of paragraphs 10 - 14 (inclusive) of Schedule 9” were omitted.

17.	VARIATION OF SHARE CAPITAL

17.1	In the event of any alteration of the Ordinary Share Capital by way of capitalisation or rights issue, sub-division, consolidation or reduction or any other variation in the share capital of the Company the Committee may make such adjustment as it considers appropriate:-

(a)	to the aggregate number or amount of Shares subject to any Option; and

(b)	to the Exercise Price payable for each Share under any such Option; and/or

(c)	if an Option has been exercised but no Shares have been allotted or transferred in accordance with Rule 10.6, to the number of Shares which may be so allotted or transferred and the Exercise Price payable for each such Share

PROVIDED THAT:-

(i)	no such adjustment is made unless the Board of Inland Revenue have given their prior written consent to the adjustment; and

(ii)	except in the case of a sub-division, consolidation or a capitalisation issue, any such adjustment is confirmed in writing by the Auditors to be in their opinion fair and reasonable; and

(iii)	except insofar as the Directors (on behalf of the Company) agree to capitalise the Company’s reserves and apply the same at the time of exercise in paying up the difference between the Exercise Price and the nominal value of the Shares, the Exercise Price in relation to any Subscription Option shall not be reduced below the nominal value of a Share; and

(iv)	the number of Shares as so adjusted has been rounded down to the nearest whole number and the Exercise Price has been rounded up to the nearest whole penny; and

(v)	if the Grantor is not the Company, no such adjustment shall be made without the consent of the Grantor.

17.2	As soon as reasonably practicable after making any adjustment pursuant to Rule 17.1, the Directors shall (on behalf of the Grantor) give notice in writing thereof to every Optionholder affected thereby and shall at the written request of any such Optionholder and upon the surrender of any Option Certificates which he holds deliver or procure the delivery to him of revised Option Certificates in respect of his Options.

18.	ALTERATION OF THE PLAN

18.1	Prior to the Approval Date the Directors may make any alteration or addition to this Plan including such amendments as may be necessary to take account of any comments of the UK Listing Authority and to ensure that this Plan complies with the conditions for approval of this Plan by the Board of Inland Revenue as set out in Schedule 9.

18.2	The Directors may at any time after the Approval Date alter or add to any of the provisions of this Plan in any respect PROVIDED THAT:-

(a)	if it is intended that this Plan shall continue to be approved by the Board of Inland Revenue, no alteration or addition to any Key Feature this Plan shall take effect until the Board of Inland Revenue have confirmed that the approved status of this Plan will not be affected; and

(b)	no alteration or addition to a Key Feature of this Plan which would cause this Plan to cease to be approved by the Board of Inland Revenue shall have effect unless and until notice in writing of the proposed alteration or addition has been given to the Inland Revenue and such approval has first been withdrawn; and

(c)	no such alteration or addition shall be made to the advantage of existing or new Optionholders to the provisions relating to eligibility to participate, the overall limitations on the issue of new Shares, the basis for determining Optionholders’ rights to acquire Shares and the adjustment of such rights in the event of variation of the Ordinary Share Capital or this Rule 18 without the prior approval by ordinary resolution of the shareholders of the Company SAVE THAT the provisions of this Rule 18.2(c) shall not apply to the extent that such alteration or addition is in the opinion of the Directors a minor amendment which is necessary or appropriate:-

(i)	to benefit the administration of this Plan; or

(ii)	to take account of any change in legislation; or

(iii)	to maintain Inland Revenue approval of this Scheme or obtain or maintain favourable tax, exchange control or regulatory treatment for existing or new Optionholders, the Company, any Subsidiary or any Associated Company; and

(d)	if in relation to any Options the Grantor is not the Company, no alteration or addition shall be made to the terms of such Options without the approval of the Grantor.

18.3	As soon as reasonably practicable after making any such alteration or addition the Directors shall (on behalf of the Grantor) give notice in writing thereof to every Optionholder (if any) affected thereby.

19.	SERVICE OF DOCUMENTS

19.1	Except as otherwise provided in this Plan, any notice or document to be given to any individual in accordance or in connection with this Scheme shall be duly given:-

(a)	if he holds office or employment within the Group, by delivering it to him at his place of work; or

(b)	if it is posted in a pre-paid envelope to his address last known to the Company and if so sent it shall be deemed to have been given on the date of posting.

19.2	Any notice or document so sent to an Optionholder shall be deemed to have been duly given notwithstanding that such Optionholder is then deceased (and whether or not the Company has notice of his death) except where his Personal Representatives have established their title to the satisfaction of the Company and supplied to the Directors (on behalf of the Grantor) an address to which documents are to be sent.

19.3	Any notice in writing or document to be submitted or given to the Committee, the Directors, the Grantor or any member of the Group in accordance or in connection with this Plan may be delivered, sent by post or facsimile transmission but shall not in any event be duly given unless it is actually received by the secretary of the Company or such other individual as may from time to time be nominated by the Grantor for the purposes of this Plan and whose name and address is notified to Optionholders.

20.	MISCELLANEOUS

20.1	The Company shall at all times keep available sufficient authorised but unissued Shares to satisfy the exercise in full of all the Subscription Options for the time being remaining capable of being exercised.

20.2	No Option to purchase existing Shares shall be granted by any person unless that person beneficially owns such Shares at the Date of Grant or the Directors are satisfied that sufficient Shares will be made available to satisfy the exercise in full of all Options granted or to be granted by that person.

20.3	The Company may issue Shares, and grant rights to acquire Shares, to the trustees of any trust established for the benefit of persons who include employees within the Group for the purpose of enabling such trustees, in the exercise of their powers (i) to grant Options and (ii) to transfer or procure the issue or transfer of Shares upon the exercise of Options granted by such trustees PROVIDED THAT any Shares issued or in respect of which such rights are granted by the Company (and, if not exercised, do not lapse) shall count in applying the overall limitation on the issue of Shares imposed by Rule 7.

20.4	The decision of the Committee in any dispute or question affecting any Eligible Employee or Optionholder or any member or former member of the Group or Associated Company under this Plan shall be final and conclusive subject, whenever required under the provisions of this Plan, to the concurrence of the Auditors.

20.5	The Directors may from time to time make and vary such regulations not inconsistent with the rules of this Plan and establish such procedures for the administration and implementation of this Plan as they think fit and in the event of any question, dispute or disagreement as to the interpretation of this Plan or of any such regulations or procedures or as to any question or right arising from or related to this Plan, the decision of the Committee shall (except as regards any matter required to be determined by the Auditors hereunder) be final and binding upon all persons.

20.6	In any matter in which they are required to act hereunder, the Auditors shall be deemed to be acting as experts and not as arbitrators and the Arbitration Act of 1996 shall not apply hereto.

20.7	The costs of the administration and implementation of this Plan shall be borne by the Company.

21.	JURISDICTION

21.1	This Plan shall be governed by and construed in all respects in accordance with English law.

21.2	The Company, the Grantor, Eligible Employees and Optionholders shall submit to the exclusive jurisdiction of the English courts as regards any claim legal action or proceedings arising out of this Plan and will waive any objection to such proceedings taking place in the English courts on the grounds of venue or on the grounds that such proceedings have been brought in an inconvenient forum.

22.	DATA PROTECTION

In accepting the grant of an Option an Optionholder shall agree and consent:-

(a)	to the collection, use, processing and transfer by the Group of certain personal information about the Optionholder, including the Optionholder’s name, home address and telephone number, date of birth, other employee information, details of all Options granted to the Optionholder, and of Shares issued or transferred to the Optionholder pursuant to this Plan (“Data”); and

(b)	any members of the Group transferring Data amongst themselves and to any Grantor (if it is not the Company) for the purposes of implementing, administering and managing the Plan; and

(c)	to the use of such Data by any such person for such purposes; and

(d)	to the transfer to and retention of such Data by third parties in connection with such purposes.

23.	THIRD PARTY RIGHTS

Except as otherwise expressly stated to the contrary, neither this Plan nor the grant of any Option nor the U.K. Contracts (Rights of Third Parties) Act 1999 shall have the effect of giving any third party any rights under this Plan and that Act shall not apply to this Plan or to the terms of any Option granted under it.

[Option Certificate]

THE SMITH & NEPHEW 2001 UK APPROVED SHARE OPTION PLAN

OPTION CERTIFICATE

Name of Optionholder:	__________________________________________

Address of Optionholder:	__________________________________________

__________________________________________

Date of Grant:	__________________________________________

Number of Shares:	__________________________________________

Exercise Price:	__________________________________________

SMITH & NEPHEW PLC/                                                     * HEREBY GRANTS to the Optionholder named above an Option to [subscribe for/acquire]** the above number of Shares in the Company at the above Exercise Price.

This Option is exercisable subject to and in accordance with the rules of The Smith & Nephew 2001 UK Approved Share Option Plan as they are amended from time to time. [Exercise of the Option is subject to the Performance Target set out in the Appendix to this Option Certificate.] This Option may not normally be exercised before [the third anniversary of the Date of Grant/the Optionholder has been notified that the Performance Target has been met].**

This Option will lapse and cease to be exercisable unless the Optionholder executes and returns to the Company Secretary so as to be received no later than [                ] the enclosed Form of Acceptance of this Option.

In accordance with Rule 9.1, this Option may not in any event be exercised later than the day immediately preceding the tenth/__________***anniversary of the Date of Grant as shown above.

Under current tax rules, a charge to income tax and national insurance contributions (“NICs”) may arise on the exercise of the Option.

It is a condition of exercise of the Option that the Optionholder agrees to indemnify the Company and the Optionholder’s Employer (or former employer) in respect of any liability of any such person to account for any tax or National Insurance liability arising upon the exercise of, or acquisition of Shares pursuant, to this Option (“Option Tax Liability”).

If an Option Tax Liability arises on any occasion and, within 30 days, the appropriate amount cannot be withheld from payment of the Optionholder’s remuneration or the Company has not received payment of such amount, the Grantor shall, to the extent necessary to reimburse the Optionholder’s Employer (or former employer), be entitled to sell sufficient of the Shares acquired in pursuance of this Option and to procure payment to the Employer (or former employer), out of the net proceeds of sale of such Shares, of monies sufficient to satisfy such indemnity.

[In the case of employer’s NICs arising on gains made on the acquisition of Shares pursuant to the Option, the Optionholder shall, when the Company so directs, make a joint election with the Optionholder’s Employer (or former employer) for liability to employer’s NICs arising upon the exercise of, or the acquisition of Shares in pursuance of, this Option to be transferred to the Optionholder/in the form attached.]****

This Option is not transferable but may be capable of exercise by your personal representatives in the event of your death.

EXECUTED as a deed by SMITH & NEPHEW PLC acting by:-	) )

_____________________________________________________	Director

_____________________________________________________

_____________________________________________________	Director/Secretary

Date:-

*	Insert relevant Grantor

**	Delete as appropriate

***	Insert appropriate anniversary

FORM OF ACCEPTANCE OF GRANT

I HEREBY AGREE to accept the grant of an Option over             Shares on                     (date) and agree and undertake to be bound by the terms and conditions set out in the rules of The Smith & Nephew 2001 UK Approved Share Option Plan and the conditions(s) of exercise set out in the Appendix to the Option Certificate.

Recovery of tax and National Insurance Contributions (“NICs”) due under PAYE

1.	[I hereby agree with and undertake to the Company and any other company which is my Employer that my Employer may recover from me, as mentioned in Rule 2.10, the whole or any part of any Employer’s NICs payable in respect of any Option Gain.

2.	I hereby agree and undertake that I shall, if and when so requested by the Company before this Option is first exercised, make a joint election with my Employer Company (in a form satisfactory to the Company and the Inland Revenue) for any liability of my Employer Company to employer’s NICs payable in respect of any Option Gain, to be transferred to me.]**

3.	I hereby agree to indemnify the Company and my Employer (or former employer) in respect of any liability of any such person to account for any tax or NICs [including Employer’s NICs]* arising upon the exercise of, or acquisition of Shares pursuant to, my Option (“Option Tax Liability”)*.

4.	I understand and agree that, if an Option Tax Liability arises on any occasion, then unless either:-

4.1	my Employer (or former employer) is able to withhold the amount of such Option Tax Liability from payment of my remuneration, within the period of 30 days from the date of Option exercise;

4.2	I have indicated in writing to my Employer (or former employer) either on the notice of exercise or in a manner agreed with the Company, that I will make a payment to the Company of an amount equal to the Option Tax Liability and I do in fact make such a payment, within 14 days of being notified by the Company of the amount of the Option Tax Liability; or

4.3	I have authorised the Grantor (either on the notice of exercise of the Option or in a manner agreed with the Company) to sell sufficient of the Shares acquired pursuant to this Option and to procure payment to my Employer (or former employer), out of the net proceeds of sale of such Shares, monies sufficient to satisfy such indemnity the Grantor of my Option shall be entitled to sell sufficient of the Shares acquired pursuant to this Option and to procure payment to my Employer (or former employer) out of the net proceeds of sale of such Shares, monies sufficient to satisfy such indemnity.

5.	I hereby appoint any director of the Company to be my lawful attorney for the purpose of signing all such documents and doing all things necessary to satisfy my obligation to ensure the reimbursement of any amount of Option Tax Liability as mentioned in Clauses 1, 2, 3 and 4 above. This power of attorney is given by way of security for the performance of my obligations arising under Clauses 1, 2, 3 and 4 above and is irrevocable in accordance with Section 4 of the Powers of Attorney Act 1971.

6.	Words and phrases used in this Form of Acceptance have the meanings they bear for the purposes of the Plan.

SIGNED and delivered AS A DEED by	)
__________________________________	)	______________________________________________
in the presence of:-)		( Optionholder signature)

Witness signature:	___________________________
Witness Name	(print)_____________________
Address:	___________________________
___________________________
Occupation:	___________________________
Date	___________________________

THIS FORM MUST BE RECEIVED BY THE GRANTOR OF THE OPTION BY                             OTHERWISE THE OPTION WILL BE DEEMED TO HAVE LAPSED.

Notes:-

Although the Date of Grant of the Option is as specified in the Option Certificate, the grant is conditional upon your agreement to be bound by the rules of the Plan. If you do not return the form of acceptance within the deadline specified above, the Option will be treated as void in all respects.

[Notice of Exercise to be attached to the Option Certificate]

THE SMITH & NEPHEW 2001 UK APPROVED SHARE OPTION PLAN

NOTICE OF EXERCISE OF OPTION

To:	The Company Secretary, Smith & Nephew plc ___________________________________________________________ ________________________________________________________________________________________________

I hereby exercise the Option referred to overleaf in respect of all/* of the shares over which the Option subsists, and request the allotment or transfer to me of those shares in accordance with the Rules of the Plan and the Memorandum and Articles of Association of the Company.

I enclose a cheque made payable to Smith & Nephew plc/                                         ** in the sum of £             being the aggregate Exercise Price of such shares.

Payment of Option Tax Liability

I understand that, as a result of the exercise of the Option, an Option Tax Liability may arise which I am required to satisfy. I wish to meet this Option Tax Liability by:-

☐	authorising the Company or my Employer or former Employer to deduct the necessary amount from my next salary payment under the PAYE procedure

☐	paying the Company such amount as is necessary to cover the Option Tax Liability within 14 days of my receiving details of that Option Tax Liability from the Company

☐	agreeing to the Grantor selling sufficient of my Option Shares so that the net proceeds of sale will cover the Option Tax Liability

Please tick the box for your preferred payment method. If you do not tick any boxes the Company will first seek to withhold an amount sufficient to cover the Option Tax Liability from your next salary payment, and if the Option Tax Liability cannot then be satisfied in full, the Grantor will sell sufficient of your Shares to meet that liability.

I do/do not intend to pay the Company an additional amount in relation to any Option Tax Liability within 14 days of receiving details of that Option Tax Liability from the Company.

Name (block letters)	Signature

Address	Date ________________________

NOTES:-

1.	This form must be accompanied by payment of the Exercise Price for the shares in respect of which the Option is exercised.

2.	The Option may not be exercised in respect of less than 1,000 shares or (if less) all of the shares over which the Option subsists.

3.	Where the Option is exercised by personal representatives, an office copy of the Probate or Letters of Administration should accompany the form.

4.	The Plan has been approved by the Inland Revenue in accordance with section 185 and Schedule 9 of the Income and Corporation Taxes Act 1988. There is no charge to income tax on the receipt of a right to acquire shares under such a scheme. Under current tax rules, no charge to tax will arise on the exercise of the Options if it is exercised:-

(a)	in accordance with the rules of the Plan (as amended from time to time with the consent of the Inland Revenue) at a time when the Scheme is approved by the Inland Revenue; and

(b)	more than three years after the date of grant or, if earlier, upon the death of the Optionholder but not later than the day immediately preceding the tenth anniversary of the date of grant; and

(c)	(except when exercised upon the death of the Optionholder) not less than three years after the exercise, in whole or in part, of any option (whether under this Plan or any other scheme, other than a savings-related share option scheme, approved under Schedule 9 of the Income and Corporation Taxes Act 1988) in circumstances where the Optionholder qualifies for such favourable tax treatment.

Further, provided an Option is exercised within these statutory time limits, no charge to income tax will arise on any subsequent growth in value of the shares acquired.

If the Option is not so exercised, then under current tax rules, income tax will normally then be charged on the amount of the difference between the total exercise price paid and the market value of the shares acquired at that time.

5.	IMPORTANT. Neither the Company nor the Grantor undertake to advise you on the tax consequences of exercising your Option. If you are unsure of the tax liabilities which may arise, you should take appropriate professional advice before exercising your Option.

6.	An Optionholder, whether or not a director of any company, shall not be entitled to exercise an Option at any time when to do so would contravene the provisions of the Model Code governing share dealings by directors and employees.

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